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                                                                 Exhibit 99(b)




                   [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]


                                  August 3, 1998


The Board of Directors
United Dental Care, Inc.
14755 Preston Road
Dallas, Texas 74240

Members of the Board:

               We hereby consent to the inclusion of our opinion letter to the Board of Directors of United Dental Care, Inc. ("United Dental") as Annex B to the Proxy Statement/Prospectus of United Dental and Protective Life Corporation ("Protective") relating to the proposed merger transaction involving United Dental and Protective. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.




                                             By: /s/ BT Alex. Brown Incorporated
                                                 -------------------------------
                                                 BT ALEX. BROWN INCORPORATED